UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   LEWIS, MERLE D
   33 THIRD ST SE
   P O BOX 1318
   HURON, SD  57350
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN PUBLIC SERVICE COMPANY
   NPS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                 |*     |R   |369.467           |A  |#          |10309.725          |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |+     |B   |323.1514          |A  |#          |11194.3104         |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |5-19-9|J   |5441.3951         |A  |19.625 (1) |11194.3104         |D     |                           |
                             |7     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |*     |R   |6.385             |A  |#          |189.334            |I     |DAUGHTER                   |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |5-19-9|J   |79.367            |A  |19.625 (1) |189.334            |I     |DAUGHTER                   |
                             |7     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |      |    |                  |   |           |12725.6035         |D     |401(K) & S401(K)           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |*     |R   |145.746           |A  |&          |4284.097           |I     |SPOUSE IRA                 |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK                 |5-19-9|J   |2067.705          |A  |19.625 (1) |4284.097           |I     |SPOUSE IRA                 |
                             |7     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
PHANTOM STOCK UNITS     |        |3-1-9|A   |91.0273    |A  |     |%    |COMMON STOCK|91.0273|37.50  |27301.7240  |D  |            |
                        |        |7    |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
PHANTOM STOCK UNITS     |        |6-1-9|A   |307.0080   |A  |     |%    |COMMON STOCK|307.008|19.75  |27301.7240  |D  |            |
                        |        |7    |    |           |   |     |     |            |0      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
PHANTOM STOCK UNITS     |        |9-1-9|A   |317.6193   |A  |     |%    |COMMON STOCK|317.619|19.3125|27301.7240  |D  |            |
                        |        |7    |    |           |   |     |     |            |3      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
PHANTOM STOCK UNITS     |        |12-1-|A   |314.4463   |A  |     |%    |COMMON STOCK|314.446|20.8125|27301.7240  |D  |            |
                        |        |97   |    |           |   |     |     |            |3      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* SHARES ACQUIRED THRU DIVIDEND REINVESTMENT PLAN FROM 3-1-97 THRU
12-1-97
# PRICES RANGE FROM $18.972 TO
$38.439
+ SHARES ACQUIRED THRU ESOP FROM 3-1-97 THRU
12-1-97
(1) ON 5-7-97 NWPS DECLARED A 2-FOR-1 STOCK SPLIT, PAYABLE TO ALL HOLDERS OF RECORD ON 5-19-97
& PRICES RANGE FROM $19.75 TO
$38.25
% PHANTOM STOCK UNITS MATURE 5 YEARS FROM DATE OF
AWARD
SIGNATURE OF REPORTING PERSON
/s/ MERLE D LEWIS
DATE
01-27-98